Exhibit 5.1

February 6, 2019

Micron Technology, Inc.

8000 South Federal Way

Boise, Idaho 83716-9632

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Micron Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on October 10, 2017 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities (the “Debt Securities”), with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act.

Pursuant to the Registration Statement, the Company has issued $600,000,000 aggregate principal amount of Senior Notes due 2024 (the “2024 Notes”), $500,000,000 aggregate principal amount of Senior Notes due 2026 (the “2026 Notes”)  and $700,000,000 aggregate principal amount of Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes and the 2026 Notes, the “Notes”), all of which have been sold pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of February 4, 2019, among the Company, Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto.

Each series of Notes has been issued in the form set forth in the Indenture, dated as of February 6, 2019 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by that certain First Supplemental Indenture dated as of February 6, 2019 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the prospectus, dated October 10, 2017, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Prospectus”); the preliminary prospectus supplement, dated February 4, 2019, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the free writing prospectus, dated February 4, 2019, in the form filed with the Commission pursuant to Rule 433 of the Securities Act; the final prospectus supplement, dated February 4, 2019 in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than by the Company); (v) the legal capacity of all natural persons and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation on the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation